Exhibit 99.1

Guess? Chairman Maurice Marciano to Retire as Executive Officer at End of Fiscal Year

Will Continue as Non-Executive Chairman of the Board

LOS ANGELES, June 20, 2011 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today announced that Maurice Marciano, the Company's co-founder and Chairman of its Board of Directors, has notified the Company of his decision to retire as an executive officer when his current employment agreement expires on January 28, 2012, the end of the Company's current fiscal year. Mr. Marciano will continue to serve the Company as Non-Executive Chairman of its Board of Directors.

Mr. Marciano, along with his brothers, left the south of France and moved to Los Angeles, where they founded Guess? in 1981. Over the last thirty years, he has been instrumental to the Company's success, serving in a number of senior executive positions, including CEO or Co-CEO from 1993 to 2007 and Chairman or Co-Chairman of the Board from 1993 to the present.

In accordance with the terms of Mr. Marciano's current employment agreement, the Company and Mr. Marciano have entered into a two-year consulting agreement, under which Mr. Marciano will provide consulting services to the Company, including advice and counsel to the Company's Chief Executive Officer and other senior executives. The consulting agreement will become effective upon the expiration of his current employment agreement on January 28, 2012.

Reflecting on his thirty years with Guess?, Mr. Marciano commented, "Since we began, our vision has been to build an iconic brand that would resonate with consumers all around the world. Today, Guess? has become a lifestyle brand present in 90 countries. I am proud of the work we have done and of the strong management team that we have assembled. As Chairman of the Board, I will continue to oversee the strategy of the Company as well as its expansion and well being."

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. As of April 30, 2011, the Company owned and operated 484 retail stores in the United States and Canada and operated 937 retail stores outside of the United States and Canada, of which 202 were directly owned. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning Mr. Marciano's planned retirement, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things: any changes to the retirement plans for Mr. Marciano or the financial or other arrangements with respect thereto. In addition to these factors, the other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Dennis R. Secor
Sr. Vice President and Chief Financial Officer
(213) 765-5578